LETTER OF INTENT

[______________], 2014

BETWEEN

[______________]

And

ZEECOL LIMITED, 57 A Nayland Street

Sumner 8081 Christchurch, New Zealand

Introduction

The parties, following a series of preliminary meetings, have agreed to record their stated intentions to build and develop an Anaerobic Digester on the property of [_______________], on the following terms and conditions.

Anaerobic Digester

Zeecol shall construct an Anaerobic Digester consisting of at least six tanks of 140,000 litres each, or equivalent, capable of handling the manure and effluent for not less than 1,200 head of dairy cattle, along with associated stall wastes and dairy shed wastes without adverse discharges to the environment but subject in all cases to compliance with all regulatory regimes relating to the construction maintenance and operation of the said plant by Zeecol.

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Zeecol shall also provide all other ancillary gear deemed to be required for said digester installation.

  The said Digester shall produce:

Effluent water suitable for direct irrigation, along with

Organic soil amendment made from Digestate suitable for direct application; and

Electricity, suitable for use throughout your dairy farm;

Liquid methane suitable for use in equipment built to use such fuel;

Heating suitable for use where such heating is required;

Cooling suitable for use where cooling is required -

based on successful financing of an off-take contract for the said Digester products.

Both parties agree to use their best endeavours to complete the construction of the plant on site, adhering to the timeframes stipulated in this agreement.

Bioreactor

Zeecol shall construct a micro-algae bioreactor consisting of an algae bioreactor used for cultivating algae to fix CO2 to produce biomass. Specifically, this algae bioreactor will take all water discharges and liquid effluents from the associated anaerobic digester to grow algae that is then used to;

produce fuels such as biodiesel and bioethanol,

generate animal feed, and

reduce pollutants such as NOx and CO2 in flue gases.

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Fundamentally, this kind of bioreactor is based on the photosynthetic reaction which is performed by the clorophyll-containing algae using dissolved carbon dioxide and sunlight energy. The carbon dioxide is dispersed into the reactor fluid to make it accessible for the algae. The bioreactor is made out of transparent tubing. This tubular reactor consists of transparent tubes connected together to a pipe system. The algae-suspended fluid circulates in this tubing. The tubes are generally made out of transparent plastics with a coating of borosilicate glass to avoid formation of bio-films. The constant circulation kept up by a pump provides for the introduction of gas to take place throughout the length of tube system. This way of introducing gas avoids the problem of deficiency of carbon dioxide and avoids high concentrations of oxygen during circulation, providing improved efficiency.

Zeecol shall also provide all other ancillary gear deemed to be required for said bioreactor installation.

The said Bioractor shall produce:

Effluent water suitable for direct use by the dairy, along with

Organic soil amendment made from algae solids suitable for direct application; and

High protein feed from algae suitable for approved use for dairy cattle

Liquid fuels made from algae oils suitable for use in equipment built to use such fuel;

- based on successful financing of an off-take contract for the said algae products.

Both parties agree to use their best endeavours to complete the construction of the plant on site, adhering to the timeframes stipulated in this agreement.

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Conditions to be met prior to construction:

Zeecol and [_____________] shall mutually agree to the precise location of the plant and produce a detailed construction plan both mutually agree to abide by following detailed engineering studies peformed by Zeecol engineers.

The equipment shall comprise an area of not more than 1,500m2 for the mechanical systems and no more than 1/100th the area needed for an equivalent grassland to feed 1,200 head of cattle, while seeking to use as little land as possible, with the understanding that as little as 1/400th the area needed for an equivalent grassland to feed 1,200 head of cattle may suffice.

Parking and vehicle movements to and from the plan shall also be defined on the plan. The plan shall also define any construction zone used for the development of the plant. At all times during both construction and operation, the plant shall not interfere with the daily operations of the dairy farm in any way – and more particularly:

Shall seek to take all effluent and not prescribe any conditions of supply as to the quality and quantity of the effluent;

Shall not change the delivery times when the herd home is swept into the trough from which effluent is delivered to Zeecol;

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Shall not prescribe minimum or maximum cow numbers below a minimum of 1,200 cows or in any way influence the feed mix at the herd home, -

– provided that [_____________] shall not, other than for reasons of non-compliance or emergency, unreasonably interfere with, reduce or cut off the delivery of effluent to the plant to a degree that would unduly prejudice the effective and efficient operation of the plant

Zeecol shall contribute to the upkeep of all common areas including turning bays, driveways.

During construction and operation Zeecol shall separately meter its electricity and pay a proportionate share of supply water and other inputs to the plant at market rates, applied as credits against [_____________] purchases.

The parties shall mutually agree on the terms and conditions for any licence to operate on the Pannetts site, but such licence shall include:

Right of notice

The grounds upon which notice is given, which shall include

compliance with regulatory requirements,

adherence to the non-interference requirements in relation to the dairying operation,

suitability of the effluent water and its contaminant loadings for irrigation.

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A nominal fee for the licence area;

The extent of the breach provisions subject to notice;

Any stipulations with respect to traffic and traffic flows;

A requirement to keep the property in the same standard of tidiness and to remove all rubbish from the site;

A requirement to fence off the Anaerobic Digester in a fencing material mutually agreed by Zeecol and [_____________];

A requirement to comply with all regulatory requirements and as set out below.

Resource Consent requirements

Within two months of the date of this agreement Zeecol shall determine which resource consents will be required for the lawful operation of the site. Zeecol shall prepare any consent applications to the [_____________] District Council and the Canterbury Regional Council within a further two months of the date of the agreement. [_____________] shall be entitled to read and approve of the consent applications and make such stipulated amendments to the applications prior to lodgment. Subject to the above, [_____________] shall provide neighbors’ consent forms to Zeecol and shall not be permitted to submit in opposition to any applications and shall sign and consent forms as owner of the land.

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Health, Hygiene and Safety

Within two months of the date of this agreement or such further period as mutually agreed, Zeecol shall provide a written health and safety plan for the construction and operation of the plant.

The parties acknowledge that the health and well being of the owners of [_____________] and its stock are of paramount importance and any breach of the health and safety plan shall be an immediate breach of the lease or licence to operate on the site.

Should any of the stock suffer sickness or ill-health, which may be attributable in whole or in part to plant operation, then Pannetts shall give notice for rectification and if not so rectified within 30 days shall be an immediate breach of the terms.

Insurance

Zeecol shall maintain in the name of [_____________] Dairies an insurance policy for Public liability and Statutory Liability cover from the same insurance company used by Pannets in the amount of $5,000,000 to cover public liability issues and statutory responsibilities associated with the operation of the plant.

Odour Issues

The plan shall demarcate an agreed odour boundary for the plant. The parties recognise that the construction of the plant is in a rural zone and that from time to time odour may be experienced directly adjacent to the plant. The odour boundary, however, is the point at which Zeecol shall manage the plant so that there is no detectable odour emanating from the plant.

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Malfunction/Accident Protocol

Within two months of the date of this agreement, Zeecol shall establish an Accident Management Plan. Such plan shall prescribe set timeframes for the notification of any breach and the timeframes for rectification.

It is recognized that [_____________] currently holds effluent discharge consents for the on farm disposal of effluent and it shall be a critical part of the accident management plan to advise [_____________] in a timely manner so that effluent treatment can switch to on farm treatment and disposal.

The plan shall require reporting on the methods to address any future issues raised by the accident or malfunction.

Storage

The parties acknowledge that [_____________] currently has no storage option and it expressly does not wish to develop effluent storage. Accordingly any storage must be wholly within the Zeecol site and no material may be stored which is not being treated by Zeecol in fully bunded and sealed systems, to prevent any escape of contaminant that is either unlawful or contrary to the terms of this letter of intent

Zeecol shall define the storage areas for the soil amendment product which [_____________] agree may be sold from the site. Zeecol shall define the storage volumes for soil amendment.

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Breadth of Agreement

It is agreed between the parties that the arrangements between them apply to the taking and treatment /processing of effluent from the [_____________] property. To the extent that the plant operates successfully on that level the parties may mutually agree to extend the agreement to allow the provision of other material to be processed through the site – but that this will be subject to a separate agreement which will determine such issue as price, rebate, quality and age of material to be brought onto the site and other issues not foreseen at the time of this agreement.

Off-Take Contract

The Off-Take Contract shall incorporate the following:

Commodities:

To sell via off-take contract to [_____________] Dairies Ltd.

Electricity

200 kilowatts peak output, based on actual purchases

20% discount from prevailing cost

Plus any levies, taxes, or fees.

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Soil Amendment (Fertilizers)

Fertilizer purchases

20% discount from prevailing cost

Plus any levies, taxes or fees.

Vehicle and Transportation fuels

Based on LNG, Biodiesel, Bioethanol purchases,

Suitable for use in vehicles converted to use LNG, Biodiesel,

Bioethanol.

20% discount from prevailing cost as reported by AA

Plus any levies, taxes or fees.

Including GST and

$0.53524 - National Land Transport Fund

$0.09900 - ACC Motor Vehicle Account

$0.00660 - Local Authorities Fuel Tax

$0.00045 - Petroleum Monitoring Levy

Heating And Cooling

Based on electricity and gas purchases

Less 20% discount plus applicable fees, levies and taxes.

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Feed

Based on feed purchases less 20% discount plus applicable Fees, levies and taxes.

To Purchase From Pannetts Dairies Ltd

Manure

A minimum of $36,000 per year for all the manure collected and $30 per head for any herd larger than 1,200 head. Above this minimum the value of the effluent provided to Zeecol by [_____________] Dairies will be a figure arrived at by a formula agreed to by both parties for all manure collected.

Property Rental

To construct and operate said Digester and Bioreactor on [_____________] Dairies land, including right of access for approved personnel shall be granted in consideration of payment of 2% of all sales in excess of sales to [_____________] Dairies Less applicable fees, levies and taxes.

Public Relations And Media Fees

Based on the use of [_____________] Dairies in subsequent PR & Media campaigns, less applicable fees levies and taxes. This shall be no less than $2,000 per day per person and shall include hotel and travel costs when applicable. This shall not include training or review spent by [_____________] Dairies personnel related to normal Digester and Bioreactor operations.

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Location

The location of the Digester and Bioreactor shall be on [_____________] Dairies land in Ashburton or thereabouts and shall be constructed and operated by approved vendors meeting all legal requirements for the construction and operation of said Digester and Bioreactor and all its component parts.

Delivery Time

The delivery time shall be within one year of receipt of all approvals for construction and financing of said Digester and Bioreactor.

Maintenance and Operation

The maintenance and operation of the Digester and Bioreactor shall be paid for by Zeecol Limited who will maintain a continuous automated surveillance and control system in place. Vendors shall maintain a performance bond along with all relevant insurance required for said facility.

Term of Agreement

The term of agreement shall be twenty (20) years with rights of renewal under similar terms thereafter.

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Estimated Value of Services

2015-2034 assuming a 4% rise in costs each year shall likely have a value of $1,366,624 per year in 2015 rising to an estimated $2,994,441 per year in 2034 totalling no more than $43,112,020 over the term, with actual costs depending on actual purchases and market rates.

2015 estimate (actual cost will depend on actual use)

$ 206,800 Fertilizer

$ 156,000 Electricity

$ 93,000 Fuel

$1,252,480 Feed

$1,708,280 Sub-total

($ 341,656) 20% Discount

$1,366,624 Annual Cost 2015 (estimate)

Option Payment: $252,000 - credited at $50,400 per year against the first five years of operations.

Loan Conversion: Deposit plus discounts are convertible to loan at 8% discount 7 year term valued at $3,606,429 credit line or equivalent.

Next Steps

Acceptance of this Letter of Intent by [_____________] Dairies Ltd and payment of the option called for Zeecol Limited will then:

Arrange for travel of approved vendors to perform a site visit to [_____________] Dairies to perform a detailed analysis; and complete a detailed engineering plan which will then be submitted for approval to all relevant regulatory authorities and bodies;

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Provide engineering and other support until final approvals are received;

Develop Relevant Off-take contracts which will then be signed between parties;

Arrange financing in accordance with financial approval of the offtake contract;

Commence Construction

After completion of construction implement training and support.

Startup and Operate Digester and Bioreactor.

This is all expected to be completed within the next fifteen to eighteen months after acceptance with construction to occur within six to nine months after acceptance. All reasonable efforts will be made to reduce these times to a minimum.

By	ZEECOL LIMITED	Accepted by:

William H. Mook, CEO Zeecol Limited

By		Accepted by:

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